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                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 1, 1998 (the "Effective Date"), by and among Global MAINTECH, Inc., a Minnesota corporation ("GMI"), a wholly owned subsidiary of Global MAINTECH Corporation ("GMC"), and GMC (solely in its capacity as guarantor), and Singlepoint Systems, Inc., a Minnesota corporation ("SSI") and wholly owned subsidiary of GMI, and Enterprise Solutions, Inc., an Ohio corporation ("Enterprise"), d.b.a. Singlepoint Systems, Inc.

     WHEREAS, Enterprise is engaged in the business of software development and professional services (the "Business"); and

     WHEREAS, Enterprise desires to sell and assign to GMI, through its wholly owned subsidiary SSI, and GMI, through SSI, desires to purchase and assume from Enterprise, substantially all the assets and certain liabilities of Enterprise that are currently being used by Enterprise in the conduct of the Business.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

     Section 1. SALE OF TRANSFERRED ASSETS.

          1.1 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions set forth in this Agreement, Enterprise hereby agrees to sell, grant, transfer, convey, assign and deliver to SSI, and SSI agrees to purchase, on the Closing Date (as defined below), all of Enterprise's right, title and interest in and to all of the assets of Enterprise related to, or used in conjunction with, the Business (collectively, except for the retained assets set forth in Section 1.10 hereof, the Transferred Assets), as described in detail on the attached EXHIBIT A, including, but not limited to:

               (a) All of the real property owned by Enterprise and used by Enterprise in the operation of the Business, all of which real property is identified in SCHEDULE 1.1(A);

               (b) All of the equipment, machinery, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by Enterprise and used by Enterprise in the operation of the Business;

               (c) Enterprise's interest in all real property leases to which Enterprise is a party that are used in connection with the Business, all of which leases are identified in SCHEDULE 1.1(C) hereto.

               (d) Enterprise's interest in all personal property leases to which Enterprise is a party that are used in connection with the operation of the Business, all of which leases are identified in
          SCHEDULE 1.1(D) hereto.

               (e) All of Enterprise's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with the Business and Enterprise's interest in all orders or contracts for the purchase of supplies, raw

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          materials, parts, product labels and packaging materials used in connection with the Business (collectively, the "Inventory");

               (f) Enterprise's interest in all licenses, contracts or agreements with respect to the Business to which Enterprise is a party and, including, without limitation, those identified in SCHEDULE 1.1(F);

               (g) All unfilled or uncompleted customer contracts, open orders, commitments or purchase or sales orders received and accepted by Enterprise in connection with the Business in the ordinary course of business;

               (h) All documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Enterprise and used in connection with the Business, whether such properties are located on Enterprise's business premises or on the business premises of Enterprise's suppliers or customers, including, without limitation all software programs (including both source and object codes) and related documentation for software used in or developed for support of the Business;

               (i) All rights in trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by Enterprise or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted and including the rights to institute or maintain any action or investigation for and to recover damages for any past infringement thereof or any actions of unfair competition relating thereto (collectively, the "Intellectual Property Rights");

               (j) All rights in and to the computer software products of Enterprise known as "Receptor," "ASIP," "AlarmPoint" and "PhonePoint" in existence immediately prior to the Closing Date and documentation therefor as more specifically described on SCHEDULE 1.1(J), including without limitation, all Intellectual Property Rights therein, all documents, programs, processes, associated results and copies constituting, describing or relating to such software programs, including without limitation, descriptions, specifications, source and object code therefor, source materials and the like (collectively, the "Software"). Without limiting the foregoing, the Software shall include any and all modifications, enhancements and improvements developed, or in process of being developed, by or on behalf of Enterprise as of the Closing Date, including but not limited to the source code thereof.

               (k) The names "Receptor," "ASIP," "AlarmPoint" and "PhonePoint," or any combination of words in which the names "Singlepoint," "AlarmPoint," or "PhonePoint" appears or any rights associated with such names or any right to use such names in all jurisdictions in which Enterprise either currently uses any such name or has any right to use any such names.

               (l) All of Enterprise's books, records and other documents and information relating to the Assets or the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices,

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          sales orders and sales order log books, customer information, commission records, correspondence, employee payroll and personnel records, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures;

               (m) All accounts or notes receivable (excluding intra-company accounts) owing to Enterprise that relate to the Business;

               (n) The current telephone listings of the Business and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Business;

               (o) All permits, licenses and other governmental approvals held by Enterprise with respect to the Business, to the extent they are assignable;

               (p) All prepaid expenses and deposits made by Enterprise with respect to the Business;

               (q) All cash and cash equivalents of Enterprise with respect to the Business;

               (r) All long-term investments of Enterprise relating to the Business;

               (s) Any rights to recovery by Enterprise arising out of litigation with respect to the Business that is pending prior to or commences after the Closing Date (as defined below);

               (t) To the extent assignable, all insurance policies of Enterprise obtained in connection with the Business and all rights of Enterprise (including rights to receive dividends) under or arising out of such insurance policies;

               (u) Goodwill (including all goodwill associated with and symbolized by the name or names identified in subsection (k) above as used as a trademark or service mark and all goodwill associated with and symbolized by any other trademark or service mark, trade name or corporate name used in the conduct of the Business as now conducted), all related tangibles and intangibles which Enterprise uses in the conduct of the Business and all rights to continue to use the Assets in the conduct of a going business.

          1.2 CREATION OF SINGLEPOINT DIVISION. As soon as practicable after the Closing Date (as defined below), GMI shall utilize the Transferred Assets and cause SSI to operate as a division of GMI (the "Singlepoint Division") having operations substantially similar to Enterprise as it operated prior to the Closing Date.

          1.3 CLOSING. The closing of the sale of the Transferred Assets shall take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota, at 3:00 p.m., Minneapolis time, on November 30, 1998 (the "Closing Date") or at such other place or different time or day as may be mutually acceptable to the parties hereto. At the closing, Enterprise shall execute and deliver to SSI the Bill of Sale and Assignment of Assets in substantially the form of

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     EXHIBIT B, and SSI shall deliver to Enterprise the Initial Payment (as defined below), in immediately available funds by wire transfer, pursuant to Section 1.4.

          1.4 CONSIDERATION. The aggregate purchase price (the "Purchase Price") to be paid in respect of the transactions contemplated hereby shall be $200,000 in cash, the Shareholder Stock Option (as defined below), the Employee Stock Options (as defined below) and the Earn Out Payment (as defined below), if any. The Purchase Price shall be paid as follows:

               (a) On the Closing Date, SSI shall pay $200,000 to Enterprise, which payment is referred to herein as the "Initial Payment."

               (b) On the Closing Date, SSI shall cause GMC to issue to the shareholders of Enterprise, at no cost to the shareholders, options to purchase 1,700,000 shares of GMC common stock pursuant to GMC's 1989 Stock Option Plan, as amended (the "GMC Option Plan") at an exercise price (the "Exercise Price") per share equal to the fair market value of one share of GMC common stock on the date of grant (the "Shareholder Options"). The Shareholder Options shall be exercisable during the period beginning 18 months after the Closing Date and shall end five years from the Closing Date, PROVIDED, HOWEVER that in the event Singlepoint Division's Adjusted Earnings (as defined below) are less than an average of $20,000 per month during the 18 month period following the Closing Date (the "Earn Out Period"), then 1,200,000 of such options shall be canceled on the last day of the last month of the Earn Out Period; PROVIDED FURTHER that in the event Singlepoint Division's Adjusted Earnings (as defined below) are less than an average of $14,000 per month during the Earn Out Period, then an additional 100,000 of such options shall be canceled on the last day of the last month of the Earn Out Period. GMI agrees to lend to the shareholders of Enterprise funds for the purpose of exercising the Shareholder Options upon the terms and subject to the conditions established by GMI and accepted by the shareholder, PROVIDED, HOWEVER, that the term of any such loan shall not exceed 30 days. SSI shall cause GMC to maintain effective registration with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the shares issuable upon exercise of the Shareholder Options.

               (c) Within 30 days after the Closing Date, SSI shall cause GMC to issue to employees of Enterprise, at no cost to the employees, options to purchase 80,000 shares of GMC common stock pursuant to the GMC Option Plan at the Exercise Price (the "Employee Stock Options"). The allocation of the Employee Stock Options shall be as follows: (i) 40,000 shall vest and be exercisable on the date following the end of the Earn Out Period, and (ii) 40,000 shall vest and be exercisable on the date following the end of the period beginning 30 months after the Closing Date. The Employee Stock Options shall expire five years from the Closing Date.

               (d) SSI also shall pay to Enterprise the excess, if any, of (i) 18 multiplied by the Adjusted Earnings (as defined below) over (ii) the Option Value (as defined

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          below), as promptly as practicable after such amounts can be determined but in no event later than 60 days after the Shareholder Options first become exercisable as provided in (b) above. The payment of such excess, if any, is hereinafter referred to as the "Earn Out Payment." The Earn Out Payment shall be in the form of cash or shares of GMC common stock. Enterprise shall notify SSI in writing of its election to receive this payment in cash or stock at least four months prior to the end of the Earn Out Period. Upon receipt of such notice by Enterprise, SSI shall have two months to determine whether in its reasonable belief its available cash is sufficient to pay to Enterprise the amount of the Earn Out Payment requested by Enterprise to be paid in cash. In the event SSI reasonably believes its available cash is insufficient to make such cash payment, SSI may pay to Enterprise any such insufficiency, up to the total amount of the Earn Out Payment, in the form of stock. For purposes of making this payment in stock, GMC common stock shall be valued at a per share price equal to 85% of the average closing bid price for the last 20 trading days immediately preceding the last trading day of the Earn Out Period (the "Closing Price"). "Adjusted Earnings" means the greater of (i) 18 times the after-tax earnings of the Singlepoint Division that are derived from, or relate to, the sale of the Transferred Assets by Enterprise for the sum of the first, second, third, tenth, eleventh, twelfth, thirteenth, fourteenth, fifteenth, sixteenth, seventeenth and eighteenth month of the Earn Out Period, or (ii) 16 times the after-tax earnings of the Singlepoint Division that are derived from, or relate to, the sale of the Transferred Assets by Enterprise for the sum of the seventh month through the eighteenth month of the Earn Out Period. Adjusted Earnings shall be calculated in accordance with Generally Accepted Accounting Principles, consistently applied ("GAAP"), subject to the adjustments, clarifications and exceptions listed on EXHIBIT C. GMI shall hold in escrow 10 percent of the Purchase Price available at the end of the Earn Out Period (the "Escrow Amount") and shall release (i) the entire Escrow Amount from escrow only in the event the revenues of the Singlepoint Division for the six month period following the end of the Earn Out Period are at least 70 percent of the average monthly revenues during the Earn Out Period, multiplied by six months; or (ii) 50 percent of the Escrow Amount only in the event the revenues of the Singlepoint Division for the six month period following the end of the Earn Out Period are at least 50 percent of the average monthly revenues during the Earn Out Period, multiplied by six months. Option Value means the sum of the Initial Payment plus the appreciation, including profits on Singlepoint Division's sales during the Earn Out Period, on the number of Shareholder Options not canceled at the end of the Earn Out, which number shall not be less than 400,000 or greater than 1,700,000 (adjusted for any stock splits or stock dividends), and the price of which shall be the average daily closing price of GMC common stock during the month immediately preceding the last month of the Earn Out Period, such that the total Option Value is equal to either 18 times or 16 times the monthly after tax earnings of the Singlepoint Division as described above. In the event such amount is less than zero, the Option Value shall be deemed to be zero.

               (e) Notwithstanding anything herein to the contrary, in the event the payment to Enterprise pursuant to 1.4(d) is less than $5 million, SSI shall either (i) pay

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          Enterprise the difference or (ii) promptly return the Transferred
          Assets, and any related liabilities of the same character and nature as the Assumed Liabilities (as defined below), to Enterprise effective as of the date of such return. If SSI elects to return the Transferred Assets, (i) any outstanding Shareholder Options or Employee Stock Options shall be canceled; and (ii) Enterprise shall pay to SSI any cash advanced, excluding the Initial Payment and including profits on the sale of any Shareholder Options or Employee Options, plus simple interest thereon at the annual rate of 6% (the "Cash Advance"), PROVIDED, HOWEVER, that upon the return of the Transferred Assets, Enterprise shall pay to SSI the amount of the Initial Payment in addition to the Cash Advance in the event that during the Earn Out Period either (a) the Software is deemed to be non-functioning by at least three customers, or (b) the Singlepoint Division does not generate an average of $50,000 per month in total sales.

          1.5 ALLOCATION OF PURCHASE PRICE. SSI and Enterprise have allocated the Purchase Price among the Transferred Assets as set forth on EXHIBIT D hereto, which exhibit shall be updated as of the Closing Date in such a manner as determined by SSI, subject to Enterprise's consent (which shall not be unreasonably withheld) after taking into account any appraisals which may be obtained by SSI, any applicable federal treasury regulations, the fair market value of such items and the final determination of the Purchase Price. SSI shall prepare for filing all federal and state tax returns that may be required to be filed with respect to the transaction provided for herein, PROVIDED, HOWEVER, that neither SSI nor GMI shall be responsible for the preparation or filing of any federal or state tax returns of Enterprise. Enterprise shall provide information that may be required by SSI for the purpose of preparing such tax returns and tax information on a basis that is consistent with such tax returns prepared by SSI.

          1.6 TAXES. The Purchase Price is exclusive of, and SSI shall pay all excise, sales, value-added, use, registration, stamp, transfer and other like taxes imposed or levied by reason of this Agreement and the transactions contemplated hereby.

          1.7 ASSUMPTION OF LIABILITIES. SSI shall assume, pay and perform in accordance with their terms or otherwise satisfy, as of the Closing Date, the liabilities of Enterprise as set forth on the financial statements of Enterprise prepared in accordance with GAAP (the "Assumed Liabilities"), including, but not limited to those agreements relating to the Transferred Assets set forth in EXHIBIT A (the "Assumed Contracts").

          1.8 EXCLUDED LIABILITIES. Other than set forth above in Section 1.7, Enterprise shall retain, and SSI shall not assume, and nothing contained in this Agreement shall be construed as an assumption by SSI of, any liabilities, obligations or undertakings of Enterprise of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise. Enterprise shall be responsible for all of the liabilities, obligations and undertakings of Enterprise not assumed by SSI pursuant to Section 1.7 hereof.

          1.9 LIABILITIES FOR EMPLOYMENT CLAIMS. Without limiting the generality of the foregoing Section 1.8, Enterprise shall retain any liabilities, obligations or undertakings with respect to employment contracts, employee terminations, or any other employment-related claims by

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     Enterprise's employees, if the cause of origin of such claim arose prior to the Closing Date and SSI shall assume any such liabilities, obligations or undertakings if the cause or origin of such obligations arose after the Closing Date.

          1.10 RETAINED ASSETS. Enterprise shall retain, and GMI shall not purchase the equity as shown on Enterprise's Balance Sheet dated as of October 31, 1998, a copy of which is attached hereto as EXHIBIT E.

     Section 2. REPRESENTATIONS AND WARRANTIES OF SSI, GMI AND GMC. SSI, GMI and GMC represent and warrant to Enterprise in the case of Section 2.1 and 2.2, and GMC represents and warrants to Trent Wong and Desi Dos Santos in the case of
Section 2.3, as follows:

          2.1 CORPORATE POWER. Each of SSI, GMI and GMC has all requisite corporate power to execute and deliver this Agreement and all agreements to be executed and delivered by it pursuant to the terms hereof and to carry out and perform its respective obligations under the terms of this Agreement and such other agreements.

          2.2 AUTHORIZATION. All corporate action on the part of SSI, GMI and GMC, necessary for the authorization, execution, delivery and performance of this Agreement and any other agreements contemplated hereby has been taken. This Agreement and any other agreements contemplated hereby, when executed and delivered by SSI and GMI, will constitute valid and binding obligations of SSI and GMI, enforceable in accordance with their respective terms.

          2.3 STOCK OPTION PLAN. The GMC Option Plan was duly authorized and adopted by GMC and the Shareholder Options delivered pursuant to Section 1.4(b) have been duly authorized and validly issued in accordance with the GMC Option Plan.

     Section 3. REPRESENTATIONS AND WARRANTIES OF ENTERPRISE. Enterprise represents and warrants to SSI and GMI as follows:

          3.1 ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. Enterprise is a corporation duly organized and existing under, and by virtue of, the laws of Ohio and is in good standing under such laws. Enterprise has the requisite corporate power to own and operate its properties and assets and to carry on the Business as currently conducted and as proposed to be conducted. Enterprise is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

          3.2 CORPORATE POWEr. Enterprise has all requisite corporate power to execute and deliver this Agreement and all agreements to be executed and delivered by Enterprise pursuant to the terms hereof and to carry out and perform its obligations under the terms of this Agreement and such other agreements.

          3.3 AUTHORIZATION. All corporate action on the part of Enterprise necessary for the authorization, execution, delivery and performance of this Agreement and any other agreements contemplated hereby has been taken and no other proceedings on the part of Enterprise or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement

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     and any other agreements contemplated hereby. This Agreement and any other agreements contemplated hereby, when executed and delivered by Enterprise, will constitute valid and binding obligations of Enterprise enforceable in accordance with their respective terms.

          3.4 NO CONFLICT. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of Enterprise to permit the consummation of the transactions contemplated by this Agreement (including without limitation the transfer to GMI of all right, title and interest in and to the Transferred Assets).

          3.5 LITIGATION. There is no litigation, investigation, arbitration or other proceeding pending or, to the knowledge of Enterprise, threatened against Enterprise, the Transferred Assets the result of which would have a material adverse effect on the Transferred Assets.

          3.6 TITLE. Enterprise has good and marketable title to all of the Transferred Assets, and all of the Transferred Assets are hereby transferred to SSI free and clear of restrictions on or conditions to transfer, license or assign and free and clear of any mortgages, deeds of trust, pledges, taxes, security interests, liens, leases, licenses, liabilities, encumbrances, costs, charges and claims of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, including, without limitation, any agreement to give any of the foregoing (collectively, "Liens"). The Transferred Assets constitute all the necessary assets to operate the Business.

          3.7 COPYRIGHTS, TRADEMARKS AND PATENTS.(a) Except as set forth on
     SCHEDULE 3.7, Enterprise owns and possesses all right, title and interest in and to the Transferred Assets free and clear of all Liens and has the full right to exploit the Intellectual Property Rights associated with the Transferred Assets without payment of compensation to any other party; (b)
     SCHEDULE 3.7 describes all material agreements granting to third parties any rights in the Intellectual Property Rights relating to the Transferred Assets; (c) all licenses of such Intellectual Property Rights will be assumed by, and will become valid agreements of, SSI without the requirement that any consent to assignment be obtained or any payment be made (other than future royalties as provided in such agreements); (d) Enterprise, to its knowledge, has taken all commercially reasonable steps to acquire, protect and maintain the Intellectual Property Rights associated with the Transferred Assets; (e) Enterprise has not received any notice of, nor are there any facts known to Enterprise which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to such Intellectual Property Rights or any such Intellectual Property Rights that are exclusively licensed to Enterprise; (f) no claim by any third party contesting the validity of any such Intellectual Property Rights has been made, is currently outstanding or, to the best knowledge of Enterprise, is threatened; (g) Enterprise has not received any notice of any infringement, misappropriation or violation by Enterprise of any intellectual property rights of any third party and Enterprise, to its knowledge, has not infringed, misappropriated or otherwise violated any such intellectual property rights; (h) to the knowledge of Enterprise, no infringement, misappropriation or violation of any intellectual property rights of any third party has occurred or will occur with respect to any of the Transferred Assets; and (i) Enterprise has not entered into any agreement restricting Enterprise from selling, leasing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

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          3.8 COMPLIANCE WITH OTHER INSTRUMENTS. To the extent that any of the following would have a material adverse effect on the ability of Enterprise to consummate the transactions contemplated by this Agreement: (a) Enterprise is not in violation of any term of its Articles of Incorporation or Bylaws, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to Enterprise and (b) the execution, delivery and performance of and compliance with this Agreement and any other agreements contemplated hereby, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, or result in the creation of, any Lien upon any of the properties or assets of Enterprise, and there is no such violation or default that materially and adversely affects the business of Enterprise as conducted or as proposed to be conducted, or any of the properties or assets of Enterprise.

          3.9 BANKRUPTCY PROCEEDINGS. No petition has been filed by or against Enterprise for relief under any applicable bankruptcy, insolvency or similar law; no decree or order for relief has been entered in respect of Enterprise, voluntarily or involuntarily, under any such law; and no receiver, liquidator, sequestrator, trustee, custodian or other officer has been appointed with respect to Enterprise or its assets and liabilities pursuant to any such law. No warrant of attachment, execution or similar process has been executed against Enterprise or any of its assets or properties. Enterprise has not made any assignment for the benefit of creditors.

          3.10 SOFTWARE. Specifically with respect to the Software and without limiting Section 3.7 hereof, Enterprise hereby represents and warrants as follows:

               (a) Except as set forth on SCHEDULE 3.10(A), Enterprise is the sole proprietor of the Software and has not granted to any third party any license for or access to the Software other than object code licenses to end-users or licenses authorizing the distribution of such object code licenses to such end-users (directly or through intermediary distributors);

               (b) Enterprise has the full power and authority to exploit commercially all rights in the Software and has never previously assigned, transferred or otherwise encumbered these rights, except as provided in Section 3.10(a);

               (c) To Enterprise's knowledge, no portion of the Software has been obtained from or copied from public domain software, nor put in the public domain by Enterprise. As used in this paragraph (c), "public domain" shall mean copyrightable material for which the copyright or any other intellectual property right therein has been disclaimed by the owner thereof so that such materials are free to be used without restriction and without accounting to such owner;

               (d) The Software and the reproduction, distribution, preparation of derivative works based upon, performance of or display of the Software do not infringe any statutory or common law copyright;

               (e) To Enterprise's knowledge, the Software and the reproduction, preparation of derivative works based upon, performance of or display of the Software and its use in the conduct of the Business as now conducted does not infringe or violate any intellectual property right of any third party;

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               (f) The Software delivered, or tested and ready to be delivered, to customers of Enterprise are free from defects interfering with the operation of such Software for their intended purpose (except for such defects which, in the ordinary course of the business of Enterprise consistent with the past practice of Enterprise, would be corrected by Enterprise without extraordinary cost) and, to Enterprise's knowledge, contain no errors or defects which could result in the catastrophic or substantial failure of a telecommunications transmission system of which they are a part. The Software is free from viruses, worms, trojan horses or other such "foreign" code which could interrupt normal processing, corrupt data, render such software unusable or otherwise materially interfere with the operations of such Software or associated software or equipment, except that the Software may include a "license manager" that protects against improper copying or use and that provides time and capacity controls if so programmed;

               (g) Enterprise has full and exclusive control of the source code for the Software, except as set forth in SCHEDULE 3.10(G); and

               (h) The Software is Year 2000 Compliant, including date century recognition, calculations which accommodate same century and multi-century formulas and date values that reflect the century. As used herein, "Year 2000 Compliant" shall mean the ability of the Software to provide the following functions:

                    (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

                    (ii) function accurately in accordance with all
               documentation without interruption before, during and after January 1, 2000, without any change of operations associated with the advent of the new century;

                    (iii) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and

                    (iv) store and provide output of date information in ways
               that are unambiguous as to century.

          3.11 EMPLOYEES. Except as set forth on Schedule 3.11, (a) Enterprise has complied, in all material respects, with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (b) Enterprise has no labor relations problem pending, and Enterprise's labor relations are, in its judgment, satisfactory; (c) there are no workers' compensation claims pending against Enterprise nor is Enterprise aware of any facts that would give rise to such a claim; (d) no employee is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business associated with the Transferred Assets; and
     (e) no employee or former employee of Enterprise has any claim with respect to any Intellectual Property Rights contained in the Transferred Assets.

          3.12 THIRD PARTY WARRANTIES. Except as disclosed on SCHEDULE 3.12, with respect to the Transferred Assets, Enterprise has not given any warranty to any third party.

          3.13 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on
     SCHEDULE 3.13, with respect to the Transferred Assets, Enterprise has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after the date of the Latest Balance Sheet (as defined below) in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

          3.14 CONTRACTS AND COMMITMENTS.

               (a) SCHEDULE 3.14 lists the following agreements, whether oral or written, to which Enterprise is a party, which are currently in effect, and which relate to Transferred Assets: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (v) confidentiality agreement; (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Transferred Assets;
          (vii) guaranty of any obligation for borrowed money or otherwise;
          (viii) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $10,000; (ix) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $10,000; (x) contract which prohibits Enterprise from freely engaging in business anywhere in the world; (xi) contract for the distribution of any of the products that comprise Transferred Assets; (xii) franchise agreement; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Enterprise in connection with the Intellectual Property Rights related to the Transferred Assets; (xiv) other agreement which is either material to the Transferred Assets or was not entered into in the ordinary course of business.

               (b) Enterprise has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in SCHEDULE 3.14 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such schedule; Enterprise has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Enterprise has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

               (c) Prior to the date of this Agreement, SSI has been supplied with a correct and complete copy of each written contract or commitment, and a written description of each oral contract or commitment, set forth on SCHEDULE 3.14 together with all amendments, waivers or other changes thereto.

               3.15 DISCLOSURE. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of Enterprise pursuant to Section 6 hereof nor any of the Schedules delivered herewith, taken as a whole, contain any untrue statement of a material fact regarding Enterprise or the Transferred Assets or any of the other matters dealt with in this Section 3 relating to Enterprise or the transactions contemplated by this Agreement. This Agreement, the Exhibits hereto, the documents delivered to SSI by or on behalf of Enterprise pursuant to Section 6 hereof, and the Schedules delivered herewith, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to SSI of which any officer or director of Enterprise is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the Transferred Assets.

               3.16 NO MATERIAL ADVERSE CHANGES. Enterprise has delivered to SSI copies of the unaudited balance sheet, as of August 31, 1998, of the Business (the "Latest Balance Sheet") and the unaudited statements of earnings, shareholders' equity and cash flows of the Business for the period ended August 31, 1998 (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements"). The Latest Financial Statements are based upon the information contained in the books and records of Enterprise and fairly present the financial condition of the Business as of the dates thereof and results of operations for the periods referred to therein. Since the date of the Latest Balance Sheet, there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Enterprise.

     Section 4. ADDITIONAL AGREEMENTS.

               4.1 CONFIDENTIALITY. Each of the parties hereto hereby agrees to keep any information or knowledge obtained pursuant to any provision of this Agreement, or the negotiation and execution hereof or the effectuation of the transactions contemplated hereby, confidential; provided, however, that (a) after the Closing Date, neither SSI nor GMI shall have any obligation to keep confidential any information or knowledge relating to the Transferred Assets, (b) after the Closing Date, Enterprise shall have an obligation to keep confidential all information and knowledge relating to the Transferred Assets and (c) the foregoing shall not apply to information or knowledge which (i) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party and not subject to a confidentiality obligation, (ii) is generally known to the public and did not become so known through any violation of law or this Agreement, (iii) became known to the public through no fault of such party, (iv) is later lawfully acquired by such party from other sources, (v) is required to be disclosed by order of court or government agency with subpoena or similar powers or pursuant to public disclosure requirements of the Securities and Exchange Commission or (vi) is disclosed in the course of any litigation between any of the parties hereto. The parties shall take reasonably steps to ensure that their respective employees and consultants are aware of and abide by the confidentiality obligation of this Section 4.1.

               4.2 TRANSACTION COSTS. Each party shall be responsible for its own costs, expenses and claims (including attorneys' and broker's fees) arising out of its negotiation, execution and performance of this Agreement and all transactions contemplated hereby.

          4.3 TRANSFER OF EMPLOYEES.

                    (a) GMI agrees to offer employment to the individuals who
               are employees of Enterprise on the Closing Date, and upon acceptance of such offer of employment by such individuals (referred to herein as the "Transferred Employees"), the Transferred Employees shall be deemed employees of the Singlepoint Division. Beginning on the Closing Date, the Transferred Employees who have accepted employment shall be employed in the Singlepoint Division and may not transfer to another division or department of GMI, except with the consent of the management of the Singlepoint Division. Beginning on the Closing Date, the Transferred Employees shall receive the same salary and benefits, including medical benefits, and shall maintain the same position as in effect with respect to each such employee on October 31, 1998. The Transferred Employees shall also be eligible to participate in GMI's 401(k) plan beginning on the Closing Date. In addition, the Transferred Employees shall be eligible to participate in GMI's bonus plan, pursuant to which they may be eligible to receive a bonus from a pool consisting of 10% of GMI's pre-tax earnings, which bonus shall be payable, at the election of the employee, 50% in cash and 50% in options to purchase GMC common stock, or 100% in options to purchase GMC common stock. For purposes of calculating the options which may be granted to a Transferred Employee so electing, each $1.00 of bonus shall be multiplied by two and then divided by the fair market value of a share of GMC common stock as of the date of grant. The benefits and compensation provisions of this Section
               4.3 are qualified in their entirety by the provisions of the applicable plan or policy of GMI and applicable law.

                    (b) The Option Value, as set forth in Section 1.4(d), of any individual who is a shareholder of Enterprise and also a Transferred Employee shall be reduced by (i) 35% if such individual terminates his or her employment with GMI within one year from the Closing Date, or (ii) 50% if such individual terminates his or her employment with GMI within six months from the Closing Date.

          4.4 EMPLOYMENT AGREEMENTS.

               (a) Trent Wong and Desi Dos Santos shall enter into employment agreements with SSI substantially in the form attached hereto as EXHIBIT F.

               (b) In the event the earnings of the Singlepoint Division are equal to or in excess of $800,000 for the first 12 months of operations after the Closing Date, GMI may, in its sole discretion so long as David McCaffrey is the Chief Executive Officer of GMC, hire one person to serve as sales manager and/or director of consulting for the Singlepoint Division with an annual salary of up to $150,000, excluding any bonus or incentive compensation.

          4.5 CUSTOMER TRANSITION. Each of SSI, GMI and Enterprise will use commercially reasonable efforts to implement a smooth transition of operations to SSI, with the intent that any customers who acquire any Software (including any subsequent derivations thereof) either before or after the Closing Date will experience as little disruption or delay in supply, support or service as is reasonably practicable. Enterprise shall not notify its dealers and distributors that Enterprise will no longer offer the Software, and that the Singlepoint Division will now offer the Software, except at the direction of GMI, in GMI's sole discretion, or with the prior written consent of GMI.

          4.6 EMPLOYEE CONFIDENTIALITY AGREEMENTS. Each of the Transferred Employees will execute a confidentiality agreement with GMI, in a form and substance that is mutually acceptable to GMI and Enterprise, on or prior to the Closing Date. Notwithstanding the foregoing, Enterprise shall make available to GMI prior to the Closing Date a copy of each confidentiality agreement in effect with Enterprise employees prior to the Closing Date, and GMI reserves the right to maintain any such confidentiality agreements in effect, rather than executing a new confidentiality agreement with any Transferred Employee.

          4.7 SUBSEQUENT ACTIONS; FURTHER ASSURANCES. Each party agrees to (a) cooperate fully with the other party, (b) execute such further instruments, documents and agreements, (c) give such further written assurances to evidence the transaction contemplated hereby and (d) make physical delivery of any tangible Transferred Assets not already delivered or made reasonably available to SSI or Enterprise as may be reasonably requested to evidence and reflect the transactions described herein and contemplated hereunder; PROVIDED, HOWEVER, that any such request shall be at the expense of the party making such request and shall be accomplished by the party making such request taking all necessary action to minimize the effort required by the party receiving such request.

          4.8 BULK SALES. SSI hereby agrees to waive the requirement, if any, that Enterprise comply with any bulk transfer law which may be applicable to the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Enterprise agrees to indemnify and hold harmless each of SSI and GMI with respect to any noncompliance with such laws and SSI's waiver with respect thereto.

          4.9 BUY-BACK BY ENTERPRISE. Enterprise shall have the right to purchase from SSI, and SSI shall have the obligation to sell to Enterprise, the Singlepoint Division, upon the terms and conditions set forth in
     Section 1.4(e), in the event that, during the Earn Out Period, any of the following events occur: (a) a petition is filed by or against GMC for relief under any applicable bankruptcy, insolvency or similar law, or a decree or order for relief is entered in respect of GMC, voluntarily or involuntarily, under any such law, or a receiver, liquidator, sequestrator, trustee, custodian or other officer is appointed with respect to GMC or its assets and liabilities pursuant to any such law; (b) the reported price of GMC common stock, as reported on the OTC Bulletin Board, or such other stock exchange on which the stock of GMC is listed, is below $0.50, adjusted for any stock splits or stock dividends, for 30 consecutive days on which the OTC Bulletin Board, or such other stock exchange on which the stock of GMC is listed, is open for trading; (c) the reported price of GMC common stock, as reported on the OTC Bulletin Board, or such other stock exchange on which the stock of GMC is listed, is below $1.00, adjusted for stock splits or stock dividends, and the average trading volume per day is less than 25,000 shares for 30 consecutive days on which the OTC Bulletin Board, or such other stock exchange on which the stock of GMC is listed, is open for trading; (d) the net worth of GMC is below $4 million at the end of any fiscal quarter, as reported on GMC's Form 10-Q for the applicable quarter; (e) GMC does not raise at least $1.5 million from the sale of equity securities of GMC during the last four months of the 1998 calendar year; (f) GMI has more than 60% of the dollar value of accounts payable over 90 days old at the end of any month; (g) GMC has not, after using good faith efforts, filed an application and paid the appropriate filing fee on or before June 30, 1999 to list GMC's common stock on a national stock exchange; (h) (1) during the period from the Closing Date until June 30, 1999, GMC has not achieved a net worth equal to 12 times Enterprise's eight month earnings, or a tangible net worth of eight times

     Enterprise's eight month earnings, and (2) during the period from the Closing Date until June 30, 1999, GMC has not commenced a firm underwritten offering which will create a dollar value of ten times Enterprise's nine month earnings, and (3) GMC's earnings for the first half of the 1999 calendar year are less than four times Enterprise's earnings for the same period; (i) the Singlepoint Division has not maintained separate books and records of financial information during the 18 month period after the Closing Date or has not granted access to Trent Wong or Desi Dos Santos, or their designated agents or representatives, to inspect such books and records upon reasonable notice to SSI; (j) GMC has not maintained sufficient cash reserves to pay back to Enterprise the earnings the Singlepoint Division has accrued during the 18 month period after the Closing Date, in which case SSI shall cause GMC to pay to Enterprise any such deficiency in the form of common stock of GMC, or SSI shall cause GMC to issue to Enterprise shares of common stock of GMC such that the fair market value of such shares is equal to any such deficiency; or (k) SSI does not maintain at least 40% of the earnings of the Singlepoint Division as working capital at any time during the Earn Out Period. Notwithstanding the foregoing, Enterprise shall not have the right to buy back from SSI, and SSI shall not have the obligation to transfer to Enterprise, the Singlepoint Division if Singlepoint Division's Adjusted Earnings are less than an average of $14,000 per month during the Earn Out Period.

          4.10 SALE OF SINGLEPOINT DIVISION. Each of SSI and GMI agree not to sell, transfer, assign, pledge, or dispose of the Singlepoint Division or license the source code for the Software to any third party during the 18 month period after the Closing Date without the prior written consent of Trent Wong and Desi Dos Santos, which consent shall not be unreasonably withheld. In the event GMI, through SSI, obtains the consent of Mr. Wong and Mr. Dos Santos and sells all or substantially all the assets of the Singlepoint Division within 18 months from the Closing Date, any profit from such sale, after deduction of the Initial Payment and other cash advances, plus the Option Value, shall be divided equally between the shareholders of Enterprise who were holders of common stock of Enterprise immediately prior to the Closing Date and the shareholders of GMC.

          4.11 SECONDARY PUBLIC OFFERING. In the event the adjusted earnings of the Singlepoint Division are equal to or in excess of $400,000 in the first six months after the Closing Date, GMI shall use its best efforts to cause GMC to commence a secondary public offering and file a Registration Statement with the Securities and Exchange Commission as soon as practicable after April 30, 1999. Upon the written request of a shareholder of Enterprise (an "Enterprise Shareholder") given within 30 days after receipt of a notice from GMC relating to such a proposed offering, GMI shall use its best efforts to cause GMC, except as herein provided, to cause all shares of GMC common stock that the Enterprise Shareholder has acquired pursuant to this Agreement and with respect to which the Enterprise Shareholder has requested registration to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the Enterprise Shareholder of the shares to be so registered; PROVIDED, HOWEVER, that nothing herein shall prevent GMC from, at any time, abandoning or delaying any such registration if it is in its best interests to do so. If any such registration pertains to an underwritten offering in whole or in part, GMC may require that the shares requested for inclusion by the Enterprise Shareholder pursuant to this section be included in the underwritten offering on the same terms and conditions as the securities otherwise being sold through the underwriters, PROVIDED, HOWEVER, that GMI shall use its best efforts to cause GMC to raise an amount of capital in such offering such that the Enterprise Shareholders receive proceeds therefrom equal to 12 times the adjusted earnings of the Singlepoint

     Division accumulated from the Closing Date until the month prior to the signing by GMC of an underwriting agreement (the "Accumulation Period"), PROVIDED, HOWEVER, that if the Accumulation Period exceeds 12 months, the adjusted earnings of the Singlepoint Division shall be calculated, for purposes of this Section 4.11, for the 12 month period immediately preceding the signing by GMC of an underwriting agreement relating to the offering. Any proceeds received by the Enterprise Shareholders pursuant to this Section 4.11 shall be applied towards the aggregate Purchase Price paid by SSI to Enterprise in accordance with Section 1.4 and shall not be deemed to constitute an early payout of the Earn Out Payment.

          4.12 TAX TREATMENT OF SHAREHOLDER OPTIONS. GMC shall use its best efforts to assure that the Shareholder Options are eligible for the favorable tax treatment afforded incentive stock options by Section 422 of the International Revenue Code of 1986, as amended, upon exercise of the Shareholder Options in whole or in part and any subsequent resale of shares obtained by exercise of the Shareholder Options.

          4.13 ACCESS TO BOOKS AND RECORDS. For a reasonable period of time after the Closing Date, SSI shall afford to Enterprise and its authorized representatives (the "Enterprise Repreentatives") access at reasonable times and upon reasonable notice to the books and records of SSI in order for the Enterprise Representatives to prepare any necessary tax or other filings.

     Section 5. INDEMNIFICATION.

          5.1 AGREEMENT TO INDEMNIFY. Enterprise agrees to, and hereby does, indemnify and hold SSI and GMI harmless against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage, including reasonable legal fees and expenses (individually, a "GMI Loss"; and collectively, "GMI Losses") incurred by SSI or GMI as a result of any inaccuracy in or breach of a representation or warranty of Enterprise contained in this Agreement. Similarly, each of SSI and GMI agree to, and hereby do, indemnify and hold Enterprise harmless against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage, including reasonable legal fees and expenses (individually, a "Enterprise Loss"; and collectively, "Enterprise Losses") incurred by Enterprise as a result of any inaccuracy in or breach of a representation or warranty of SSI or GMI contained in this Agreement.

          5.2 PROCEDURE FOR INDEMNIFICATION.

                (a) In the event that SSI, GMI or Enterprise shall incur or suffer a GMI Loss or a Enterprise Loss, respectively, in respect of which indemnification may be sought by such party pursuant to the provisions of this Article 5, such party shall assert a claim for indemnification by written notice (a "Notice") to the other party briefly stating the nature and basis of such claim. In the case of Losses arising by reason of any third-party claim, the Notice shall be given within 30 days of the filing or other written assertion of any such claim against the first party.

                (b) In the case of third-party claims for which indemnification is sought, the indemnifying party shall have the option (i) to conduct any proceedings or negotiations in connection therewith, (ii) to take all other steps to settle or defend any such claim and (iii) to employ counsel to contest any such claim or liability in the name of the indemnified party or otherwise; provided, however, that the indemnifying party shall notify the indemnified party of its intentions with respect to any of the foregoing within 30 days after receipt of notice of any such claims. In any event, the indemnified party shall be entitled to participate at its own expense with its own counsel in any proceedings relating to any third-party claim, including without limitation settlement negotiations. The parties agree to cooperate reasonably with each other in connection with the defense of any claim. Enterprise will have no liability to SSI or GMI for any breach of representations and warranties based on (i) modification of the Software or (ii) the combination or use of the Software with software or any equipment or process not furnished by Enterprise if such infringement would have been avoided by the use of the Software alone.

          5.3 SOLE REMEDY. The provisions of this Article 5 and Section 8.2 constitute the sole remedy of a party for any breach of a representation or warranty by the other party.

          5.4 GUARANTY OF GMC AND GMI. Each of GMC and GMI shall guarantee the performance by SSI of the representations, warranties, covenants and obligations set forth in Sections 1.4(b), 1.4(c), 1.4(d), 1.4(e), 2, 4.3, 4.9, 4.10, 4.11 and 5.1.

     Section 6. CONDITIONS TO CLOSING. The obligations of SSI and GMI under
Section 1 are subject to the fulfillment, on or before the Closing Date, of each of the following conditions, unless SSI and GMI agree in writing to waive such conditions:

          6.1 ASSIGNMENT OF ASSUMED CONTRACTS. Enterprise shall have caused the Assumed Contracts to be assigned to SSI and shall deliver to SSI evidence of such assignments, in form and substance satisfactory to SSI.

          6.2 LIST OF TRANSFERRED ASSETS /ASSUMED LIABILITIES AND EMPLOYEE NAMES. At the closing, Enterprise shall deliver to SSI a true and complete list of the Transferred Assets and Assumed Liabilities and an organizational chart describing the names and titles of all employees of the Business as of the Closing Date.

          6.3 SOURCE CODES. At the closing, Enterprise shall deliver to SSI on electronic media a complete copy of the source codes for each of the current versions of the Software.

          6.4 OPINION OF ENTERPRISE'S COUNSEL. SSI shall have received from Enterprise's legal counsel a written opinion, dated as of the Closing Date, addressed to SSI and satisfactory to SSI's legal counsel.

          6.5 BOARD APPROVAL. The Boards of Directors of SSI, GMI and Enterprise shall have approved this Agreement and the transactions contemplated hereby. Such approvals shall not have been modified or rescinded.

          6.6 POST-CLOSING DELIVERIES. Enterprise shall use its best efforts to obtain and deliver to SSI, as soon as practicable after the Closing Date, evidence of consents to assignment of each of the Assumed Contracts requiring such consent, including, but not limited to the State Farm

     Master Consulting Services Agreement (the "State Farm Agreement"). Until Enterprise obtains such consents, Enterprise shall promptly remit to SSI any cash received by Enterprise under each of the Assumed Contracts requiring consent.

     Section 7. NONCOMPETE COVENANT. For a period of five years after the Closing Date, Enterprise shall not, directly or indirectly, distribute, market, promote or otherwise provide to any third parties any business that is competitive with the Business, as such business exists immediately after the Earn Out Period, except with the prior written consent of SSI. In the event SSI elects to return the Transferred Assets to Enterprise pursuant to Section 1.4(e), this noncompete covenant will terminate as of the date such return is complete.

     Section 8. GENERAL PROVISIONS.

          8.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of law rules.

          8.2 MEDIATION AND ARBITRATION.

               (a) If a dispute among the parties relating to this Agreement has not been resolved by negotiation among the parties, the parties shall make a good faith attempt to settle such dispute by mediation pursuant to the provisions of this Section 8.2 before resorting to arbitration, litigation or any other dispute resolution procedure.

               (b) Unless the parties agree otherwise, the mediation shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the "AAA") then in effect by a mediator who (i) has the qualifications and experience set forth in 8.2(c) below and, (ii) is selected as provided in Section 8.2(d).

               (c) Unless the parties agree otherwise, the mediator shall be a person with excellent academic and professional credentials who has had both training and experience as a mediator as a member of the AAA Mediation Panel or who is a lawyer or retired judge who has mediated cases for the federal or state courts or a reputable commercial ADR firm or not-for-profit ADR organization.

               (d) Either party (the "Initiating Party") may initiate mediation of the dispute by giving the other party (the "Recipient Party") written notice (a "Mediation Notice") setting forth a list of the names and resumes of qualifications and experience of three impartial persons who the Initiating Party believes would be qualified as a mediator pursuant to the provisions of Section 8.2(c) hereof. Within 15 days after the delivery of the Mediation Notice, the Recipient Party may designate a person to serve as the mediator from among the three persons listed by the Initiating Party in the Mediation Notice (in which event such designated person shall be the mediator). If none of the persons listed in the Mediation Notice is designated by the Recipient Party to serve as the mediator, the Counter-Notice should set forth a list of the names and resumes of three impartial persons who the Recipient Party believes would be qualified as a mediator pursuant to the provisions hereof. Within 10 days after the delivery of the Counter-Notice, the Initiating Party may designate a person to serve as the Mediator from among the three persons listed by the Recipient Party in the Counter-Notice (in which event such designated person shall be the mediator). If the parties cannot agree on a mediator from the three impartial nominees submitted by each party, each party shall strike two names from the other party's list, and the two remaining persons on both lists will jointly select as the mediator any person who has the qualifications and experience set forth in Section 8.2(c) hereof. If they are unable to agree, then the mediator will be selected by the President of the AAA or his regional designee.

               (e) Within 30 days after the Mediator has been selected as provided above, both parties and their respective attorneys shall meet with the Mediator for one mediation session of at least four hours, it being agreed that each party representative attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either party may give the other and the Mediator a written notice declaring the mediation process at an end, in which event either party shall be free to pursue such remedies as it may elect.

               (f) All conferences and discussions which occur in connection with mediation conducted pursuant to this Agreement shall be deemed settlement discussions, and nothing said or disclosed, nor any document produced, which is not otherwise independently discoverable shall be offered or for any other purpose in any current or future arbitration or litigation.

               (g) The parties will endeavor to amicably resolve any dispute controversy or claim arising out of or related to this Agreement, or breach thereof. In the event, however, that any dispute, controversy or claim cannot be amicably resolved, it shall be finally settled by binding arbitration. Such arbitration shall be conducted by the American Arbitration Association in Minneapolis, Minnesota, under that organization's commercial arbitration rules. The expense of arbitration will be borne by the losing party. The parties further agree that the award of the arbitrator shall be the final, sole, and exclusive remedy between them regarding any claims, counterclaims, issues, or accounting presented or pled to the arbitrator; that is shall be nonappealable; that any monetary award shall be promptly paid, free of any tax, deduction or offsets; and that any costs, fees, or taxes incident to enforcing the award shall be charged against the party resisting such enforcement. Judgment upon the award of the arbitrator may be entered and enforced in any court having jurisdiction thereof.

               (h) All reasonable attorney's fees and costs incurred by the prevailing party in any mediation or arbitration pursuant to this Agreement, and the cost of such arbitration, shall be paid by the other party to the arbitration within five days after receipt of written demand therefor from the prevailing party following the rendition of the written decision of the mediator or arbitrator, or as otherwise ordered by the mediator or arbitrator. On the application of such prevailing party before or after the initial decision of the mediator or arbitrator, and proof of its attorneys' fees and costs, the mediator or arbitrator shall order the other party to the mediation or arbitration to make the payments provided for in the preceding sentence; provided, however, that if neither party prevails entirely, the mediator or arbitrator may, in his or her sole discretion, assess any part of such attorneys' fees and costs against a specified party.

               (i) Neither party, nor the mediator or arbitrator shall disclose the existence, content or results of any mediation or arbitration hereunder without the prior written consent of both parties.

               (j) Except as provided in Section 8.2(k), mediation or arbitration shall be the exclusive methods available for resolution of controversies and claims described in this Section 8.2, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding in any court or before any administrator or arbitrator with respect to any such controversy or claim. The provisions of this Section 8.2 shall survive the termination or expiration of this Agreement.

               (k) Notwithstanding the terms of this Section 8.2 or any provision to the contrary in the Arbitration Rules, at any time before and after arbitration is initiated pursuant to the Arbitration Rules, the parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party's obligation to arbitrate all disputes under this Section 8.2 or infringe upon the powers of any arbitrator. The parties hereby consent to the non-exclusive jurisdiction of the U.S. District Court for the District of Minnesota.

          8.3 SUCCESSORS AND ASSIGNS. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          8.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Exhibits hereto which are hereby incorporated by reference, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

          8.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (including by commercial delivery service) or mailed by registered or certified mail (return receipt requested) or sent via facsimile transmission (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       IF TO ENTERPRISE, TO:                  WITH A COPY TO:

       Enterprise Solutions, Inc.             Dinsmore & Shohl, P.L.L.
       4020 Moorepark Avenue, Suite 115       175 South Third Street, Suite 1000
       San Jose, CA 95117-1845                Columbus, OH 43215
       Attention:  Trent Wong                 Attention: David G. LeGrand
       Facsimile No.: 408/557-6510            Facsimile No.: 614/628-6890

       IF TO SSI OR GMI, TO:                  WITH A COPY TO:

       Global MAINTECH, Inc.                  Dorsey & Whitney LLP
       6468 City West Parkway                 220 South Sixth Street
       Eden Prairie, Minnesota  55344         Minneapolis, Minnesota 55402
       Attention:  David H. McCaffrey         Attention: Kenneth L. Cutler
       Facsimile No.:  612/944-3311           Facsimile No.: 612/340-8738

     Notice shall be deemed given upon personal delivery thereof or, if sent other than by personal delivery, at the earlier of its receipt or 72 hours after deposit postage prepaid in the U.S. mail or 72 hours after the complete transmission thereof by facsimile transmission, as applicable.

          8.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereunder upon any breach or default of SSI, GMI or Enterprise under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any such holder, shall be cumulative and not alternative.

          8.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

          8.8 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

          8.9 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first set forth above.

                                       SINGLEPOINT SYSTEMS, INC.

                                       By   /s/ JAMES GEISER
                                          --------------------------------
                                          Its Chief Financial Officer

                                       GLOBAL MAINTECH, INC.

                                       By   /s/ JAMES GEISER
                                          --------------------------------
                                          Its Chief Financial Officer

                                       GLOBAL MAINTECH CORPORATION

                                       By   /s/ JAMES GEISER
                                          --------------------------------
                                          Its Chief Financial Officer

                                       ENTERPRISE SOLUTIONS, INC.

                                       By   /s/ STEWART TRENT WONG
                                          --------------------------------
                                          Its President